EXHIBIT 12


                          NORTHWEST NATURAL GAS COMPANY
                Computation of Ratio of Earnings to Fixed Charges
                        January 1, 1994 - March 31, 1999
             (Thousands, except ratio of earnings to fixed charges)
                                   (Unaudited)



                                                                                                         Twelve
                                                                                                         Months
                                                                                                          Ended
                                                      Year Ended December 31,                           March 31,
                               -----------------------------------------------------------------------
                                    1994          1995          1996          1997          1998          1999
                               -------------------------------------------------------------------------------------
Fixed Charges, as defined:
     Interest on Long-
      Term Debt                   $21,921       $23,141       $23,176       $24,918       $27,567       $27,612
     Other Interest                 2,473         2,252         3,448         4,500         4,902         4,387
     Amortization of Debt
      Discount and Expense            850           882           865           730           714           725
     Interest Portion of
        Rentals                     1,697         1,764         1,798         2,111         1,986         1,986
                                  -------       -------       -------       -------       -------       -------

     Total Fixed Charges,
       as defined                 $26,941       $28,039       $29,287       $32,259       $35,169       $34,710
                                  =======       =======       =======       =======       =======       =======

Earnings,  as defined:
     Net Income                   $35,461       $38,065       $46,793       $43,059       $27,301       $28,158
     Taxes on Income               20,473        22,120        27,347        21,106        12,254        15,582
     Fixed Charges,
        as above                   26,941        28,039        29,287        32,259        35,169        34,710
                                   -------       -------       -------       -------       -------       -------

     Total Earnings,
        as defined                $82,875       $88,224      $103,427       $96,424       $74,724       $78,450
                                  =======       =======       =======        =======       =======      =======

Ratio of Earnings to
 Fixed Charges                       3.08          3.15          3.53          2.99          2.12          2.26
                                  =======       =======       =======        =======       =======      =======